Exhibit 99.1

NEWS RELEASE	For more information call
November 5, 2003	Robert A. Sheets, 252-291-5507

Standard Commercial Corporation Announces Earnings,

Wool Exit and Lowers Estimate for Full Year

WILSON, NC – Standard Commercial Corporation (STW-NYSE) today announced that for the quarter ended September 30, 2003, income from continuing operations was $14.3 million versus $16.6 million in the prior year’s quarter. The recent quarter was impacted by the timing of shipments in the first fiscal quarter of this year. For the six months year to date, income from continuing operations was $23.2 million and level with the prior year. Basic earnings per share from continuing operations for the quarter was $1.05 versus $1.23 per share in the prior year period. Basic earnings per share from continuing operations for the current six months was $1.71 versus $1.73 in the prior year’s period.

The Company has made the decision to exit the wool business. The assets and liabilities of the Wool Division have been reclassified as held for sale and shown separately in the consolidated balance sheets with the exception of $59.6 million of wool debt that is guaranteed by the Company which will remain in consolidated debt totals until the disposition is complete. The wool trading loss for the quarter and six months was $2.0 million and $4.2 million respectively, versus a loss of $1.5 million and $3.3 million in the prior year periods. In addition to the trading losses, a disposal charge of $26.6 million was recorded in the September quarter. The combined effects of the losses and the disposal charge are reported as Loss from Discontinued Operations. The basic loss per share for the discontinued operations for the quarter and six months was $2.10 and $2.27 respectively, versus a loss of $0.11 and $0.25 in the prior year periods.

Tobacco sales for the quarter ended September 30, 2003 were $210.1 million, an increase of 3.1% from $203.7 million a year earlier. For the six months sales were up 7.6% from $356.9 million to $384.2 million. Volumes for the current quarter were down 2.8% and for the six months were up 4.1%. The average sales value per kilo for the current quarter and six months was up 6.4% and 4.4% respectively over the prior year periods. Shipments for the quarter and six months from Malawi, Zimbabwe and Spain were lower than prior year periods due to the reduction in the quantity of tobacco available for marketing, but shipments from Italy, Argentina, Brazil, Kenya, China and Thailand were higher.

Gross profit for the quarter and six months was $37.5 million and $70.7 million versus $42.1 million and $71.4 million respectively in the prior year periods. The variances were mainly due to sales mix and reduced margins in European tobaccos due to a strong Euro against the US Dollar. Selling, general and administrative expenses for the quarter and six months were higher than the prior year mainly due to normal inflationary increases, higher personnel expenses and legal/professional fees and the effect of a weak dollar against other currencies in which certain expenses were incurred. The reduction in the current quarter and six months other income (expense) – net was mainly due to reduced interest income.

The effective tax rate decreased to 23.1% and 29.7% in the current quarter and six months from 32.5% and 38% in the corresponding periods a year earlier. This was due to the payment of with-holding taxes on dividends from subsidiary companies during the September 2002 quarter and six months periods.

The combined net loss for the quarter and six months, including the loss on discontinued operations, was $14.3 million and $7.7 million or $1.05 and $0.56 per basic share versus net income for the quarter and six months after the discontinued operations in the prior year periods of $15.1 million and $19.9 million respectively.

Robert E. Harrison, Chairman, President and Chief Executive Officer said, “We have made the strategic decision to exit wool and accordingly have taken a charge for what we believe will be the ultimate cost to discontinue the remaining operations. We are actively engaged in sales discussions with various prospective buyers. Exiting wool should enable us to sharpen our focus and concentrate our resources on our core tobacco business where we are strategically well positioned and have the ability to earn solid returns. In line with that sharper focus we have also made the decision to exit our tobacco operations in Greece and Honduras where a combination of weak demand, market structure and competition failed to produce the necessary economies of scale to generate a fair return to our shareholders. The costs associated with these exits will occur in subsequent periods as the current crop is only just being packed.”

Harrison added, “Overall, we are pleased with the tobacco results which for the six months were level with the prior year’s record achievements. However, due to tighter leaf trading conditions in Brazil and Malawi and volume and margin pressures in Russia, along with the unfavorable impact the strong Euro is having on our European operations, we now believe that operating results for the second half of our fiscal year will be lower than originally thought. Consequently, we are looking at the range for the full year now being between $2.65 and $2.85 per basic share from continuing operations.

The investments we have made in leaf processing in recent years are expected to continue to generate increasing returns as our customers seek new sources of leaf at good value. Our newest facility in Indonesia opened this past month and is off to a good start, building a strong business base in that country. We continue to believe there are additional opportunities to invest in the tobacco industry that should provide growth opportunities for our shareholders.”

Because of the seasonal nature of the Company’s businesses, results for the periods reported are not necessarily indicative of results for other interim periods or the full year.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management’s current knowledge and assumptions about future events. The Company’s actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include changes in timing of shipments, weather, demand for and supply of leaf tobacco and wool, tobacco litigation or legislation, customer consolidations, changes in general economic conditions, political risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard Commercial’s financial results can be found in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

NOTE: The Company will hold a teleconference hosted by R. E. Harrison, Chairman, President and Chief Executive Officer, to go over this announcement and answer questions at 8:30 am EDT on Thursday, November 6. To log in with AT&T prior to the teleconference U.S. investors may participate by dialing 888-423-3281; international investors should dial 651-291-0278. Playback will be available November 6, through November 13. For playback in the U.S. dial 800-475-6701; international investors dial 320-365-3844. The playback access code will be 705484.

CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

(In thousands, except per share data; unaudited)

	Second quarter ended		Six months ended
	September 30		September 30
	2003	2002*	2003	2002*
Sales – tobacco	$210,081	$203,715	$384,169	$356,904

Cost of sales – materials, services and supplies	169,876	157,909	308,248	279,319
– interest	2,669	3,670	5,243	6,192

Gross profit	37,536	42,136	70,678	71,393
Selling, general and administrative expenses	18,859	18,122	37,308	34,109
Other interest expense	1,284	822	2,422	2,094
Other income (expense) – net	582	1,315	999	1,984

Income before taxes	17,975	24,507	31,947	37,174
Income taxes	(4,146)	(7,961)	(9,502)	(14,109)

Income after taxes	13,829	16,546	22,445	23,065
Minority interests	71	—	139	—
Equity in earnings of affiliates	367	100	567	100

Income from continuing operations	14,267	16,646	23,151	23,165
Loss from discontinued operations, net of tax	(28,576)	(1,524)	(30,848)	(3,299)

Net income (loss)	(14,309)	15,122	(7,697)	19,866
Retained earnings at beginning of period	173,256	136,888	167,495	132,812
Common stock dividends	(1,192)	(843)	(2,043)	(1,511)

Retained earnings at end of period	$157,755	$151,167	$157,755	$151,167

Earnings (loss) per common share
Basic:
From continuing operations	$1.05	$1.23	$1.71	$1.73
From discontinued operations	(2.10)	(0.11)	(2.27)	(0.25)

Net	$(1.05)	$1.12	$(0.56)	$1.48

Average shares outstanding	13,619	13,483	13,578	13,426
Diluted:
From continuing operations	$0.97	$1.14	$1.60	$1.61
From discontinued operations	(1.87)	(0.10)	(2.03)	(0.22)

Net	$(0.90)	$1.04	$(0.43)	$1.39

Average shares outstanding	15,222	15,100	15,174	15,081
Dividend declared per common share	$0.0875	$0.0625	$0.15	$0.1125

*	Restated to comply with the current period presentation.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30		March 31
	2003	2002*	2003*
	(unaudited)
ASSETS
Cash	$16,565	$10,603	$26,570
Receivables	189,177	156,329	169,550
Inventories	267,828	256,291	216,272
Assets of discontinued operations (Note 1)	110,612	133,369	146,139
Prepaid expenses	4,890	5,756	2,300
Marketable securities	1,243	1,019	1,234

Current assets	590,315	563,367	562,065
Property, plant and equipment	157,089	135,946	146,861
Investment in affiliates	7,988	6,641	7,421
Goodwill	9,003	9,003	9,003
Other assets	35,210	25,316	26,108

Total assets	$799,605	$740,273	$751,458

LIABILITIES
Short-term borrowings (Note 1)	$243,574	$226,228	$182,103
Current portion of long-term debt (Note 1)	7,974	4,953	5,107
Accounts payable and accrued liabilities	119,507	88,113	135,444
Liabilities of discontinued operations (Note 1)	25,132	28,527	32,322
Taxes accrued	14,793	13,634	10,170

Current liabilities	410,980	361,455	365,146
Long-term debt (Note 1)	83,850	95,977	78,672
Convertible subordinated debentures	45,051	45,051	45,051
Retirement and other benefits	15,297	16,567	13,871
Deferred income taxes	4,434	3,824	4,753

Total liabilities	559,612	522,874	507,493

MINORITY INTERESTS	1,807	—	1,840

SHAREHOLDERS’ EQUITY
Preferred stock, $1.65 par value; authorized shares 1,000,000 Issued none
Common stock, $0.20 par value; authorized shares 100,000,000 Issued 16,237,947 (Sept. 02 –16,101,397; Mar 03 – 16,110,750)	3,248	3,220	3,222
Additional paid-in capital	110,634	108,260	108,453
Unearned restricted stock plan compensation	(3,984)	(3,657)	(2,991)
Treasury shares, 2,617,707	(4,250)	(4,250)	(4,250)
Retained earnings	157,755	151,167	167,495
Accumulated other comprehensive income	(25,217)	(37,341)	(29,804)

Total shareholders’ equity	238,186	217,399	242,125

Total liabilities and shareholders’ equity	$799,605	$740,273	$751,458

*	Restated to comply with the current period presentation.

The accompanying note is an integral part of these financial statement.

Note 1

Discontinued Operations

During the last quarter of fiscal 2002 the Company decided to close and dispose of wool units in South Africa, New Zealand, Argentina and the specialty fibers business in Holland. By September 30, 2003 the sale of the Companies in South Africa and New Zealand and the trade assets of Argentina and specialty fibers units had been completed.

Despite the decision in fiscal 2002 to shrink our wool division and focus on its core markets while also reducing divisional overheads, trading conditions remained difficult, resulting in continual losses. This is particularly true in the initial processing stages for the apparel industry. Given the continuing uncertainty of an adequate turnaround leading to acceptable returns for our shareholders, we have taken the strategic decision to focus on our core tobacco operations. Accordingly, we have decided to exit all of our remaining wool operations. These operations are in Australia, UK, Chile, France and Germany. We are currently in discussions with various prospective purchasers for these operations and have identified these assets as held for sale. The wool operating units are available for immediate sale and the expectation is that the exit plan will be completed without significant changes. We expect to complete the process of selling/liquidating these units in the next twelve months.

These wool units are expected to incur additional operating losses until final disposition. Once disposed, we will not retain a financial interest and we have not identified any significant contingent liabilities that would delay or significantly alter the plan of disposition. The Company will continue to guarantee the debt of the wool units until disposition, at which time we will no longer provide any guarantees for the obligations or commitments of the wool units.

We have accounted for the sale of the wool units as discontinued operations, in accordance with the provisions of SFAS No 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The results for all periods presented are included in the consolidated financial statements as discontinued operations. As noted above, since the existing debt of the wool units is guaranteed by the Company, we have not included any such debt in liabilities of discontinued operations.

The wool trading loss for the quarter and six months excluding the loss to discontinue the operations was $2.0 and $4.2 million respectively versus $1.5 and $3.3 million in the prior year periods. The charge recorded in the current quarter and for the six months to discontinue the wool operation was $26.6 million. The basic loss per share for the discontinued operations for the quarter and six months was $2.10 and $2.27 respectively versus a loss of $0.11 and $0.25 in the prior year periods.

The estimated loss to discontinue the wool operations of $26.6 million has been recorded during the quarter ended September 30, 2003 as the carrying amount of the net assets of the wool units exceeded the fair value less estimated disposal costs. The fair value has been determined based on current negotiations with prospective purchasers and comparisons with other industry transactions.

Revenues and the assets and liabilities for these units are as follows:

	Quarter ended September 30		Six months ended September 30
	2003	2002	2003	2002
(In thousands)
Revenues	$38,719	$41,453	$81,301	$96,392

	September 30		March 31
	2003	2002	2003
(In thousands)
Receivables	$39,311	$42,858	$45,697
Inventory	66,665	62,237	69,998
Other assets	4,636	28,274	30,444

Assets	$110,612	$133,369	$146,139
Accounts payable and other liabilities	25,132	28,527	32,322

Net assets available for sale	$85,480	$104,842	$113,817

Wool debt guaranteed by the Company not included in discontinued operations.

	September 30		March 31
	2003	2002	2003
Bank borrowings	$58,658	$61,756	$74,894
Current portion of long-term debt	791	821	698

Total current	59,449	62,577	75,592
Long-term portion of long-term debt	178	1,328	248

Total debt guaranteed	$59,627	$63,905	$75,840